Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in the foregoing Registration Statement on Amendment No. 1 to the Form S-1 of our report dated August 22, 2003, except for Note 12, which is as of October 10, 2003 relating to the consolidated financial statements of DDS Technologies USA, Inc. (formerly Fishtheworld Holdings, Inc.) and Subsidiary as of June 30, 2003 and for the periods ended June 30, 2003, December 31, 2002 and October 31, 2002, and to the reference to our Firm under the capiton “Experts” in the Prospectus.

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
December 15, 2003